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                                                            EXHIBIT 10.1
                             EXCERPT FROM MINUTES OF
                            THE BOARD OF DIRECTORS OF
                              NASH-FINCH COMPANY ON
                                   MAY 9, 1995


The chairman stated that the next item of business concerned additional compensation for the Board Chair. He noted that he and Messrs. Graham and Lareau had been appointed by the Nominating Committee, at its April 25 meeting, as an ad hoc committee to develop a recommendation in this regard. He then called upon Mr. Graham who offered the following resolution and moved its adoption:

     RESOLVED, that the director elected to serve as Board Chair, if such person is not a present full time employee of Nash Finch Company or its subsidiaries, shall be compensated at the rate of $1,100 per month retainer; which compensation shall be in addition to and not in lieu of any other compensation paid to such director as an outside member of this Board of Directors.

The above resolution was seconded by Mr. Fisher and, upon vote being taken, with Mr. Miller abstaining, all present and voting voted unanimously in favor thereof and same was declared duly adopted.